EXHIBIT 99.1
PSB Group, Inc. Announces Third-Quarter Financial Results
Madison Heights, MI. October 30, 2009 — PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank(PSB), a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today reported a net operating loss of $.673 million or $0.19 per average outstanding share for the three months ended September 30, 2009 compared with a net operating loss of $2.030 million or $0.61 per average outstanding share for the third quarter of 2008 and $1.452 million or $0.42 per average outstanding share for the second quarter of 2009.
Balance Sheet
Total assets at September 30, 2009 were $474.3 million compared to $460.5 million at December 31, 2008 and $470.6 million at September 30, 2008. Total loans were $363.7 million as of September 30, 2009 compared to $374.8 million at December 31, 2008 and $382.9 million at September 30, 2008. Total deposits were $440.1 million as of September 30, 2009 compared to $412.4 million at December 31, 2008 and $395.6 million at September 30, 2008. Deposits grew by 11.2% from the prior year with growth occurring in nearly every product category.
Increased liquidity from the strong deposit growth was invested in securities and used to pay down borrowed funds. The company has attained its long term strategic target of maintaining 15-20% of assets in low risk securities to lower the future risk profile of the bank. Securities sold during the quarter for gains were reinvested at yields at or above the prior rates with more favorable maturities and cash flows. PSB prepaid $15 million in FHLB borrowings with a weighted average rate of 2.76% and incurred a one time prepayment expense of $184 thousand with the proceeds of a portion of the securities sales which should save the company approximately $35 thousand per month in ongoing interest costs.
Peoples State Bank continues to experience favorable deposit growth especially with commercial checking relationships. PSB has no brokered deposits. The net interest margin for the quarter ending September 30, 2009 stood at 3.09%. This compares to a net interest margin of 3.47% for the second quarter of 2009. Higher levels of non-performing loans continue to have an impact on our interest margin. Interest expenses have declined in the last two months as high rate CDs are maturing and renewing at substantially lower rates.
Income Statement
Non-interest income for the quarter was $1.895 million, very much in line with the $1.922 million for the quarter ended June 30, 2009 and 106% above the third quarter of 2008. The strong quarterly results came from three areas: sustained fee income from mortgage originations, gains on sales of securities, and continued growth in the deposit fee income business generated by our cash management products and business DDA growth.

Non-interest expenses continued to improve during the quarter. Total non-interest expenses were $4.488 million for the quarter compared to $4.813 million for the second quarter of 2009 and $6.306 million in third quarter of 2008. This represents a 6.8% improvement from the second quarter and a 29% improvement from the third quarter of 2008. We continue to become more efficient while investing in areas to improve credit quality and grow revenues. Total salary and benefits expense experienced a seventh straight quarter of decline and improved 4.5% over the prior quarter and 16% from the third quarter of last year. Total FTE was 125 at 9/30/2009 down from 147.5 at 9/30/2008. Even with fewer people customer service and responsiveness remains exceptional and is a key driver of our strong deposit growth. We have significantly reduced expenses in all categories except collection related costs and FDIC insurance costs. Our cost of FDIC insurance will rise by over $1.1 million for the full year in 2009, a common theme for all banks and especially those operating in hard hit SE Michigan. Finally, other real estate owned expenses of $.231 million reflect an 87% reduction over the comparable quarter in 2008. We have been able to liquidate over 30 properties this year and our valuations have been validated by market sales prices. Property values are stabilizing in Southeast Michigan as the rate of price decline has slowed dramatically over 2008 levels and sales volumes are moving slowly upward throughout the region.
Asset Quality
The quality of Peoples State Bank’s loan portfolio is highly impacted by the unfavorable economic conditions in the Southeast Michigan market. Peoples State Bank maintains a rigorous credit review and monitoring process so that problems are identified early and potential credit quality issues are addressed and remediated. We significantly enhanced our managed asset department this quarter with the addition of three workout specialists. We are already reaping the benefit of this move and we expect to see an even faster pace for resolution of non-performing loans and OREO balances in the next few quarters.
Total non-performing loans including Trouble Debt Restructured (TDR) at quarter end were $52 million vs $41.6 million in the second quarter of 2009. Other real estate owned was $7 million vs $8 million at June 30, 2009. For the quarter ended 9/30/2009, total non-performing assets stood at 12.43% of total assets. Two large relationships accounting for nearly $10 million in balances were moved to non-accrual status. These loans are secured and in the process of collection. Loans to residential developers continued to decline this quarter due to a large payoff as a result of litigation and are now less than 2% of total loans and reflect nominal ongoing loss exposure to the bank. This has been a major problem area for many banks and our aggressive actions the last few years have put us in a solid position going forward.
Our provision for loan losses for the quarter was $1.62 million as compared to $2.54 in the second quarter of 2009 and $2.22 million for the first quarter of 2009. The loan loss reserve of $7.33 million represented 2.01% of total loans at September 30, 2009. This compares with a reserve of 1.91% or $7.044 million dollars at June 30, 2009. We feel this reserve level is required given the challenges our customers continue to experience yet it reflects the relatively stronger secured position of our credits and the favorable diversification of our loan portfolio.
Michael J. Tierney, President and CEO commented, “The Southeast Michigan economy continues to face major challenges. We see some signs of stabilization yet our clients are still feeling the effects of the long term decline of the Michigan economy. Our pre-tax pre-provision earnings continue to improve each quarter as our efficiency efforts generate more revenue per dollar spent. We believe the bank is at or near its peak in the decline in asset quality and look for improvement from our ramped up collection efforts in the upcoming quarters. Our sales and service culture and our strong product line have benefitted us tremendously in these uncertain times. As many of the big banks have deemphasized former relationships with SE Michigan businesses and consumers we have been able to win major new business account relationships especially with medical professionals and legal firms. We remain challenged by the economic conditions but we have continued our steady progression on the way back to profitability. ”
Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases “will likely result”, “are expected to”, “expect”, “is anticipated”, “estimate”, “project”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank’s market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank’s and Corporation’s reports. These forward-looking statements represent the Corporation’s judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.
PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

Contact:	David A. Wilson Senior Vice President & CFO (248) 548-2900

PSB Group, Inc.

	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
ASSETS
Cash and Due from Banks	19,698	15,091	20,433	12,268	11,170
Federal Funds Sold	—	—	—	—	—
Investment Securities — available for sale at market	69,618	80,466	70,383	52,254	52,065

Loans	363,708	369,580	369,799	374,809	382,876

Less: Allowance for Loan Losses	(7,327)	(7,044)	(7,769)	(7,116)	(6,807)

Net Loans	356,381	362,536	362,030	367,693	376,069

Loans Held for Sale	1,733	2,525	1,255	1,082	644
Premises and Equipment	16,148	16,395	13,837	14,107	12,650
Accrued Interest Receivable	2,473	2,770	2,327	2,159	2,020
Other Real Estate Owned	6,993	8,042	8,292	8,459	5,853
Goodwill	—	—	—	—	4,458
Other Assets	1,255	1,856	2,037	2,494	5,621

Total Assets	$474,299	$489,681	$480,594	$460,516	$470,550

LIABILITIES & STOCKHOLDERS’ EQUITY

Deposits:
Non — Interest Bearing	54,330	55,450	53,638	49,661	51,806
Interest Bearing	385,721	389,822	380,705	362,781	343,837

Total Deposits	440,051	445,272	434,343	412,442	395,643

FHLB Advances	5,500	15,000	15,000	15,000	25,000
Long Term Debt	282	282	282	436	436
Discount Window borrowings	—	—	—	—	8,000
Fed Funds Purchased	—	—	—	—	850
Accrued Interest Payable and Other Liabilities	2,351	2,985	2,444	2,536	2,305

Total Liabilities	448,184	463,539	452,069	430,414	432,234

Stockholders’ Equity:
Common Stock (no par value)	23,693	23,693	23,696	23,607	23,511
Unearned ESOP Benefits	(282)	(282)	(282)	(436)	(436)
Common Stock Held in Trust	(410)	(410)	(410)	(410)	(410)
Deferred Compensation Obligation	410	410	410	410	410
Add’l Paid in Capital-stock options/awards	1,015	923	821	707	595
Unearned Compensation	(1,168)	(1,168)	(1,163)	(976)	(974)
Undivided Profits	2,288	2,961	4,413	6,191	15,810
Unrealized gain/(loss) on securities available for sale	569	15	1,040	1,009	(190)

Total Stockholders’ Equity	26,115	26,142	28,525	30,102	38,316

Total Liabilities & Stockholders’ Equity	$474,299	$489,681	$480,594	$460,516	$470,550

PSB Group, Inc.
QUARTERLY STATEMENT OF INCOME

	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Total Interest Income	$5,766	$6,278	$6,503	$6,792	$6,985
Total Interest Expense	2,226	2,298	2,393	2,486	2,346

Net Interest Income	3,540	3,980	4,110	4,306	4,639

Provision for Loan Losses	1,620	2,541	2,217	3,990	2,350

Net Interest Income after Provision for Loan Losses	1,920	1,439	1,893	316	2,289

Other Income	1,895	1,922	1,197	937	919
Other Expenses
Salaries and employee benefits	1,933	2,025	2,171	2,188	2,301
Occupancy Costs	792	798	771	734	1,121
ORE Expenses	231	352	520	328	1,779
FDIC Insurance	294	602	195	91	122
Other	1,238	1,036	1,188	5,495	983

Total Other Operating Expenses	4,488	4,813	4,845	8,836	6,306

Income before Taxes	(673)	(1,452)	(1,755)	(7,583)	(3,098)
Provision for Taxes	0	0	23	2,036	(1,068)

Net Income	$(673)	$(1,452)	$(1,778)	$(9,619)	$(2,030)